EXHIBIT 16.1

June 14, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

Gentlemen:

We have read the statements made by TOR Minerals International Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of TOR Minerals International Inc. dated June 14, 2006.  We are in agreement with the statements concerning our Firm contained therein.

Very Truly Yours,

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP